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                     September 27, 2023

       Andrea Bernatova
       Chief Executive Officer
       ESGEN Acquisition Corporation
       5956 Sherry Lane, Suite 1400
       Dallas, TX 75225

                                                        Re: ESGEN Acquisition
Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 12,
2023
                                                            File No. 001-40927

       Dear Andrea Bernatova:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Julian J. Seiguer, Esq.